UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2009
PIKE ELECTRIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-32582	20-3112047

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pike Way Mount Airy, NC	27030

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (336) 789-2171
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 29, 2009, Pike Electric Corporation (the “Company”) and Pike Electric, Inc., a subsidiary of the Company (together with the Company, the “Borrowers”), entered into a Sixth Amendment and Restatement Agreement (the “Sixth Amendment”) in reference to the Amended and Restated Credit Agreement dated July 1, 2004 (the “Original Credit Agreement”) among the Borrowers and the lenders party thereto. The Sixth Amendment amends and restates the Original Credit Agreement in the form of a Second Amended and Restated Credit Agreement among the Borrowers, First Tennessee Bank, National Association, as documentation agent, J.P. Morgan Securities Inc., as syndication agent, and Barclays Bank PLC, as administrative agent (the “Restated Credit Agreement”). In connection with the Sixth Amendment, the Borrowers entered into the Restated Credit Agreement.
The Restated Credit Agreement consists of two term credit facilities, one of which matures on July 1, 2012, and the second of which matures on December 10, 2012 (together, the “Term Loans”), and a $115.0 million revolving credit facility, which matures on July 1, 2012 (the “Revolver”). The Revolver includes a sublimit of $90.0 million for letters of credit. As of July 30, 2009, the Company had $140.5 million of Term Loans outstanding and had no borrowings outstanding under the Revolver. The Revolver is utilized for outstanding letters of credit, which totaled $23.4 million as of July 30, 2009. The Borrowers did not effect any new borrowings in connection with their entering into the Sixth Amendment and the Restated Credit Agreement.
The material differences between the Original Credit Agreement and the Restated Credit Agreement include the following: (i) extending the maturity of the Revolver from July 1, 2010 to July 1, 2012; (ii) increasing availability under the Revolver from $90 million to $115 million; (iii) increasing the interest rate on the Revolver by 2.0%; (iv) adding the Company as a co-borrower to the Restated Credit Agreement; (v) increasing the aggregate dollar limits on the Borrowers’ ability to invest in joint ventures, transfer assets to foreign subsidiaries, make earn-out payments, use unsecured debt, lease equipment, repurchase debt, pay dividends and repurchase equity; and (vi) increasing the letter of credit limit from $50 million to $90 million, with the addition of an additional $25 million cash collateralized letter of credit facility at the Borrowers’ option. The financial covenants in the Original Credit Agreement remained unchanged in the Restated Credit Agreement.
Borrowings under the Restated Credit Agreement will bear interest:
(i)	in the case of Term Loans, at the Borrowers’ option, at a rate equal to (A) the greater of Barclays Bank’s prime rate and the federal funds rate plus 1/2 of 1% per annum (the “Alternate Base Rate”) plus 0.50% or (B) a LIBOR rate plus 1.50%;
(ii)	in the case of revolving loans, at the Borrowers’ option, at a rate equal to (A) the Alternate Base Rate plus 2.50% or (B) a LIBOR rate plus 3.50%; and
(iii)	in the case of swingline loans, at a rate equal to the Alternate Base Rate plus 2.50%.
The Restated Credit Agreement contains a number of affirmative and negative covenants including limitations on mergers, consolidations and dissolutions, sales of assets, investments and acquisitions, indebtedness and liens, and restricted payments. The Restated Credit Agreement currently requires that the Company maintain (i) a leverage ratio (as defined in the Restated Credit Agreement) of no more than 3.25 to 1.0 as of the last day of each fiscal quarter, measured on a trailing four-quarter basis, and (ii) a cash interest coverage ratio (as defined in the Restated Credit Agreement) of at least 3.5 to 1.0 as of the last day of each fiscal quarter, measured on a trailing four-quarter basis. These ratios change over time.

The Restated Credit Agreement contains events of default that are customary for facilities and transactions of this type, including a cross-default provision with respect to other indebtedness having an aggregate principal amount of at least $10.0 million and an event of default that would be triggered by a change of control (as defined in the Restated Credit Agreement).
The obligations under the Restated Credit Agreement are unconditional and irrevocably guaranteed by the Borrowers’ existing and subsequently acquired or organized domestic subsidiaries, and also are secured on a first-priority basis by security interests (subject to permitted liens as defined in the Restated Credit Agreement) in substantially all tangible and intangible assets owned by the Borrowers and each of their domestic subsidiaries.
The foregoing descriptions of the Sixth Amendment and of the Restated Credit Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description

10.1	Sixth Amendment and Restatement Agreement, dated as of July 29, 2009, to the Amended and Restated Credit Agreement among Pike Holdings, Inc., Pike Electric, Inc. and the lenders party thereto.

10.2	Second Amended and Restated Credit Agreement, dated as of July 29, 2009, among Pike Electric Corporation, Pike Electric, Inc. and the lenders party thereto.

99.1	Press release issued by Pike Electric Corporation, August 3, 2009.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIKE ELECTRIC CORPORATION
Date: August 3, 2009	By:	/s/ Anthony K. Slater
		Name:	Anthony K. Slater
		Title:	Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, DC
EXHIBITS
CURRENT REPORT
ON
FORM 8-K

Date of Event Reported:	Commission File No:
July 29, 2009	1-32582
PIKE ELECTRIC CORPORATION
EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Sixth Amendment and Restatement Agreement, dated as of July 29, 2009, to the Amended and Restated Credit Agreement among Pike Holdings, Inc., Pike Electric, Inc. and the lenders party thereto.

10.2	Second Amended and Restated Credit Agreement, dated as of July 29, 2009, among Pike Electric Corporation, Pike Electric, Inc. and the lenders party thereto.

99.1	Press release issued by Pike Electric Corporation, August 3, 2009.